Exhibit 10.1

FIRST AMENDMENT TO

PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “First Amendment”), dated as of March 31, 2021, by and between VIVEVE MEDICAL, INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS, the Company and the Investor entered into that certain Purchase Agreement (the “Agreement”) dated as of June 8, 2020. The Company and the Investor now desire to amend the Agreement, however, only as set forth in this First Amendment.

NOW THEREFORE, the Company and the Investor hereby agree as follows:

1.	Section 1(ss) of the Agreement is deleted in its entirety and replaced by the following:

“Signing Market Price” means $2.99, representing the closing price of the Common Stock on The Nasdaq Capital Market on the First Amendment Effective Date, which shall be the lower of (i) the Nasdaq Official Closing Price of the Common Stock immediately preceding the date of the First Amendment Effective Date or (ii) the average of the Nasdaq Official Closing Prices of the Common Stock for the five (5) Business Days immediately preceding the First Amendment Effective Date.”

2.	Section 1 of the Agreement is amended by adding the following defined term thereto in appropriate alphabetical order:

“First Amendment Effective Date” means March 31, 2021.”

3.	Section 2(b) of the Agreement is deleted in its entirety and replaced by the following:

“Commencement of Regular Sales of Common Stock. Upon the satisfaction of the conditions set forth in Sections 7 and 8 hereof (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”) and thereafter, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Regular Purchase Notice from time to time, to purchase up to Two Hundred Fifty Thousand (250,000) Purchase Shares, subject to any adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction (such maximum number of Purchase Shares, as may be adjusted from time to time (the “Regular Purchase Share Limit” and each such purchase, a “Regular Purchase”)); provided, however, that the Investor’s committed obligation under any single Regular Purchase shall not exceed Two Million Dollars ($2,000,000). If the Company delivers any Regular Purchase Notice for a Purchase Amount in excess of the limitations contained in the immediately preceding sentence, such Regular Purchase Notice shall be void ab initio to the extent of the amount by which the amount of Purchase Shares set forth in such Regular Purchase Notice exceeds the amount of Purchase Shares which the Company is permitted to include in such Purchase Notice in accordance herewith, and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Regular Purchase Notice; provided that the Investor shall remain obligated to purchase the amount of Purchase Shares which the Company is permitted to include in such Regular Purchase Notice. The Company may deliver Regular Purchase Notices to the Investor as often as every Business Day, so long as the Company has not failed to deliver Purchase Shares for all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including, without limitation, those that have been effected on the same Business Day as the applicable Purchase Date, have theretofore been received by the Investor as DWAC Shares in accordance with this Agreement. Notwithstanding the foregoing, the Company shall not deliver any Regular Purchase Notices during the PEA Period.”

4.	Section 2(g)(i) of the Agreement is deleted in its entirety and replaced by the following:

“Exchange Cap. Subject to Section 2(g)(ii) below, the Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement on or following the First Amendment Effective Date and the transactions contemplated hereby would be equal to or greater than 2,068,342 shares of Common Stock, representing 19.99% of the shares of Common Stock outstanding on the First Amendment Effective Date (which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of The Nasdaq Capital Market or any other Principal Market on which the Common Stock may be listed or quoted) (the “Exchange Cap”), unless and until the Company elects to solicit stockholder approval of the issuance of Common Stock as contemplated by this Agreement and the stockholders of the Company have in fact approved such issuance in accordance with the applicable rules and regulations of The Nasdaq Capital Market, any other Principal Market on which the Common Stock may be listed or quoted, and the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended (the “Bylaws”). For the avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the issuance of Common Stock as contemplated by this Agreement; provided, that if stockholder approval is not obtained in accordance with this Section 2(g)(i), the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement (except as set forth in Section 2(g)(ii) below).”

5.	Except as amended and modified by this First Amendment, the Agreement is hereby ratified and affirmed.

** Signature Page Follows **

IN WITNESS WHEREOF, the Investor and the Company have caused this First Amendment to Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY: VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Name:	Scott Durbin
Title:	Chief Executive Officer

INVESTOR: LINCOLN PARK CAPITAL FUND, LLC BY: LINCOLN PARK CAPITAL, LLC BY: ALEX NOAH INVESTORS INC.

By:	/s/ Jonathan Cope
Name:	Jonathan Cope
Title:	President

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